Exhibit 5.1

March 31, 2021

SeaChange International, Inc.

500 Totten Pond Road

Waltham, MA 02451

Re: Common Stock registered under Registration Statement on Form S-3 Ladies and Gentlemen:

We have acted as counsel to SeaChange International, Inc., a Delaware corporation (the “Company”), in connection with the Underwriting Agreement dated March 30, 2021 (the “Underwriting Agreement”) by and between the Company and Aegis Capital Corp., as representative of the underwriters (the “Underwriters”), relating to the sale by the Company of 10,323,484 shares (the “Firm Shares”) of the Company’s common stock, and up to an additional 1,548,522 shares the Underwriters have the option to purchase to cover-allotments, if any (the “Option Shares,” and together with the Firm Shares, the “Shares”).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

1. Amended and Restated Certificate of Incorporation of the Company, as amended;

2. Amended and Restated Bylaws of the Company;

3. The Underwriting Agreement;

4. Registration Statement on Form S-3 (Registration No. 333-252777) as filed by the Company with the Securities and Exchange Commission (the “Commission”) on February 5, 2021 (as such registration statement became effective on March 16, 2021, the “Registration Statement”) pursuant to the Securities Act;

5. The prospectus supplements dated March 30, 2021 and March 31, 2021, filed with the Commission pursuant to Rule 424(b)(5) promulgated under the Securities Act (the “Prospectus Supplement”), together with the base prospectus dated February 5, 2021; and

6. Written consent of the Board of Directors of the Company approving the Underwriting Agreement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed (i) that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and (ii) the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties.

1185 Avenue of the Americas | 31st Floor | New York, NY | 10036

T (212) 930 9700 | F (212) 930 9725 | WWW.SRF.LAW

The opinion expressed below is limited to the federal securities laws of the United States of America and the Delaware General Corporation Law and we express no opinion as to the effect on the matters covered by the laws of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that when the Shares have been delivered to and paid for by the Underwriters as contemplated by the Underwriting Agreement, the Shares will be duly authorized, validly issued, fully paid and non- assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Sichenzia Ross Ference LLP

1185 Avenue of the Americas | 31st Floor | New York, NY | 10036

T (212) 930 9700 | F (212) 930 9725 | WWW.SRF.LAW